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Exhibit 10.1

ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (this "Agreement") is made and entered into as of June 30, 2000, by and between Interactive Software Systems, Inc., a corporation duly organized and existing under the laws of the State of Colorado (the "Seller"), and Allen Systems Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Buyer").

RECITALS:

    WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Buyer for the consideration set forth below, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), all as more fully described in Section 2.2, and the Seller desires to cause the Buyer to assume, and the Buyer has agreed to assume from the Seller, certain specified liabilities and obligations of the Seller arising in connection with the Transferred Assets, all as more fully described in Section 2.3.

    NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

    Section 1.1  Definitions.  Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

    "AAA" has the meaning assigned to such term in Section 12.6 hereof.

    "Affiliate" means, when used with respect to a specified Person, another Person that, directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this Agreement, the term "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

    "Alternative Transaction" means any direct or indirect acquisition or any merger, consolidation, business combination, sale, or similar transaction that would result in the acquisition of part of the Transferred Assets, other than the transactions contemplated by this Agreement.

    "Assigned Contracts" has the meaning assigned to such term in Section 2.2(b) hereof.

    "Assumed Liabilities" has the meaning assigned to such term in Section 2.3 hereof.

    "Assumption Agreement" means the Assumption Agreement, to be dated the Closing Date, executed by the Seller and the Buyer, substantially in the form of Exhibit A hereto.

    "Bill of Sale" means the Bill of Sale, to be dated the Closing Date, executed by the Seller and accepted by the Buyer, substantially in the form of Exhibit B hereto.

    "Business Day" means any day which is not a Saturday, Sunday or a day on which banking institutions in the State of Florida are authorized by law to close.

    "Buyer's Damages" means all Damages sustained, incurred or suffered by the Buyer, its officers, directors, affiliates or employees resulting from or arising in connection with: (a) any material misrepresentation by the Seller contained in or made pursuant to this Agreement; or (b) any material breach of warranty or any default in the performance of any covenant or obligation of the Seller under this Agreement.

    "Closing" has the meaning assigned to such term in Section 8.1(a) hereof.

    "Closing Date" has the meaning assigned to such term in Section 8.1(a) hereof.

    "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Competing Computer Software" means any software product which has the same or substantially similar purposes as the Safari Solutions Product Line, which performs functions substantially similar to the Safari Solutions Software, and the marketing of which would tend to inhibit licensing or marketing of the Safari Solutions Software.

    "Computer Documentation" means the technical documentation pertaining to the Safari Solutions Product Line including, without limitation, any end-user manuals, product specifications, algorithms, diagrams, bug lists, and electronic machine readable versions of such manuals, product answer books and other related documentation.

    "Contemplated Transaction" means the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the sale of the Transferred Assets, (b) the execution, delivery and performance of this Agreement and other Transaction Documents, and (c) the Buyer's assumption of the Assumed Liabilities.

    "Contract" means any material note, bond, mortgage, indenture, lease, permit, contract, agreement or other instrument or obligation, whether written or oral, or any amendment, supplement or restatement of any of the foregoing.

    "Contract Assignment" means the Assignment and Assumption of Contracts, to be dated the Closing Date, executed by the Buyer and the Seller, substantially in the form of Exhibit C hereto.

    "Copyright Assignment" means the Copyright Assignment, to be dated the Closing Date, executed by the Seller and accepted by the Buyer, substantially in the form of Exhibit D hereto.

    "Damages" means any and all damages, losses, liabilities, obligations, penalties, fines, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys' and experts' fees and disbursements) of any kind or of any nature whatsoever (whether based in common law, statute or contract; fixed or contingent; known or unknown) suffered or incurred by a party hereto, its employees, affiliates, successors and assigns.

    "Date/Time Compliant" means, with respect to any Person's information technology, the information technology is designed to be used prior to, during and after any calendar date or time, and the information technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between any two dates, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. For purposes hereof, "information technology" means computer software, computer firmware, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized, or software systems(s) that are used or relied on by the specified Person in the conduct of its business.

    "Expiration Date" means the date which is one (1) year after the Closing Date.

    "Governmental Entity" means any Federal, state, municipal, local or other governmental body, department, commission, board, bureau, agency or instrumentality, political subdivision or taxing authority, domestic or foreign.

    "Indemnified Party" has the meaning assigned to such term in Section 10.3(a) hereof.

    "Indemnitor" has the meaning assigned to such term in Section 10.3(a) hereof.

    "Intellectual Property" means (a) all copyrights, patents, trademarks, trade names, and applications for any of the foregoing, of any party, or to which it has rights, and (b) all licenses granted by or to such party, and other agreements pertaining to any of the foregoing or any software, inventions, trade secrets or other proprietary know-how to which such party is a party or is bound.

    "Intellectual Property Rights" means collectively the intellectual property rights in and to the Computer Documentation, Copyrights, Know-how, Safari Solutions Product Line, and Trademarks.

    "Know-how" has the meaning assigned to such term in Section 2.2(e) hereof.

    "Knowledge" means an individual will have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other and a Person (other than an individual) will have "Knowledge" of a particular fact or other matter if an individual who is serving as a director, officer or manager of such Person has actual awareness of such fact or other matter.

    "Lien" means any mortgage, lien, pledge, deed of trust, charge, security interest, or other encumbrance of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.

    "Materially Adverse"; "Material Adverse Change"; "Material Adverse Effect" means in, on or to, as appropriate, any Person, a material adverse change in such Person's business or condition, a material adverse effect on such Person's business or condition or an event which is materially adverse to such Person's business or condition. Materiality shall be defined as any change which results in a loss in excess of $50,000.

    "Order" means any order, writ, injunction, decree, judgment, award, determination, directive or demand of a court, arbitrator, tribunal or other Governmental Entity.

    "Permitted Liens" means Liens in respect of (a) liabilities that constitute Assumed Liabilities, (b) Taxes not yet due and payable, and (c) other claims or Liens that are not material or that do not materially restrict the use of the subject asset. For the purposes of this definition, material and materially restrict as used in subsection (iii) shall mean any claim, Lien, or other encumbrance that results in a loss in excess of $50,000.

    "Permits" means all permits, licenses, orders, approvals, franchises, registrations and any other authorizations of any Governmental Entity.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, entity or any Governmental Entity or political subdivision thereof or any other entity or organization.

    "Purchase Price" has the meaning assigned to such term in Section 2.1 hereof.

    "Records" has the meaning assigned to such term in Section 2.2(c) hereof.

    "Requirement of Law" means any statute, law, ordinance, rule, regulation, order, decree, judicial or administrative decision or directive.

    "Safari Solutions Product Line" has the meaning assigned to such term in Section 2.2(a) hereof.

    "Safari Solutions Division" means the Seller's business unit referred to from time to time as the Safari Solutions Division of Condor Technology Solutions, Inc. ("Condor"), Seller's parent company.

    "Safari Solutions Employees" has the meaning assigned to such term in Section 3.6(a)(i) hereof.

    "Safari Solutions Software" has the meaning assigned to such term in Section 2.2(g) hereof.

    "Seller's Damages" means all Damages sustained, incurred or suffered by the Seller and its officers, directors, affiliates and employees, resulting from or arising in connection with: (a) any material misrepresentation by the Buyer contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered to the Seller pursuant to or in connection with this Agreement; or (b) any material breach of warranty or any default in the performance of any covenant or obligation of the Buyer under or in connection with this Agreement..

    "Taxes" means all taxes of any kind, including, without limitation, those on, or measured by or referred to as income, gross receipts, payroll, employment, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, of any Federal, state, local or foreign Governmental Entity or other taxing authority.

    "Trademarks" has the meaning assigned to such term in Section 2.2(d) hereof.

    "Trademark Assignment" means the Trademark Assignment, to be dated the Closing Date, executed by the Seller and accepted by the Buyer, substantially in the form of Exhibit E hereto.

    "Transaction Documents" means this Agreement, the Assumption Agreement, the Bill of Sale, the Contract Assignment, the Copyright Assignment and the Trademark Assignment.

    "Transferred Assets" has the meaning assigned to such term in Section 2.2 hereof.

    Section 1.2  Rules of Construction.  This Agreement and the other Transaction Documents shall be deemed to have been drafted by both the Seller and the Buyer and neither this Agreement nor any other Transaction Document shall be construed against any party as the principal draftsperson hereof or thereof. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement. Other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings assigned to them elsewhere in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person's predecessors (to the extent applicable) and permitted successors and assigns.

ARTICLE II
TERMS OF THE TRANSACTION

    Section 2.1  Purchase Price.  The Transferred Assets shall be sold, assigned, granted, transferred, conveyed and delivered by the Seller and shall be purchased, acquired and accepted by the Buyer in consideration for the purchase price as set forth in Schedule 2.1 (the "Purchase Price").

    Section 2.2  Transfer of Assets.  On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, grant, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in, the following assets, and rights of the Seller (collectively, the "Transferred Assets") free and clear of any Liens (other than Permitted Liens and Liens arising from any act or omission of the Buyer):

      (a) all right title and interest in the products listed in Schedule 2.2(a) (the "Safari Solutions Product Line") and the Computer Documentation, free and clear of any Liens or other encumbrances whatsoever;

      (b) rights in and to the contracts and agreements entered into by the Seller in connection with the Safari Solutions Product Line listed on Schedule 2.2(b) hereto (each an "Assigned Contract" and collectively, the "Assigned Contracts");

      (c) all originals, or to the extent originals are not available including, but not limited to, copies of papers, sales and business files and records, contract records, test and design records, product specifications, drawings, engineering, maintenance, supplier and customer lists and other business records and documents used primarily in connection with the Safari Solutions Product Line, whether maintained in electronic or physical form (the "Records") provided, that the Seller shall be entitled to retain copies of all such Records;

      (d) the trademarks, trade names, service marks, trade styles, trade dress and such unregistered rights as may exist through use and foreign counterparts thereof owned by the Seller and used primarily in the Safari Solutions Product Line as set forth in Schedule 2.2(d) hereto, including the name "Safari Solutions" (the "Trademarks");

      (e) the technologies, trade-secrets, designs, improvements, formulae, manufacturing methods, practices, processes, technical data, product development data, research data, specifications, or methods and know-how, whether or not patentable, whether or not a secret and whether or not reduced to writing that are used in the Safari Solutions Product Line (the "Know-how");

      (f) the copyrights, patents or other Intellectual Property of the Safari Solutions Product Line;

      (g) the computer software, including source code, binary executable code, object code, compilers, assemblers and algorithms which have been developed by the Seller and incorporated into the Safari Solutions Product Line (the "Safari Solutions Software");

      (h) all of the assets that are necessary for the Safari Solutions Division to conduct its business listed on Schedule 2.2(h) hereto; and

      (i) all leases for offices currently occupied by the Safari Solutions Division listed on Schedule 2.2(i) hereto.

    Section 2.3  Assumption of Liabilities.  (a) The Buyer shall assume, undertake to pay, perform or discharge the following obligations and liabilities of the Seller (all of which are hereinafter referred to collectively as the "Assumed Liabilities"), all of which the Buyer will assume and pay, discharge or perform, as appropriate, from and after the Closing Date: (i) all obligations of the Seller under the Assigned Contracts, and (ii) all obligations and liabilities set forth in Schedule 2.3. The Buyer shall be under no obligations to assume any other liabilities of the Seller not specifically assumed under this section, including but not limited to (i) any royalties, liens, bonuses or other encumbrances relating to the Transferred Assets attributable to periods before Closing; (ii) costs, expenses and liabilities relating to litigation and other claims against the Seller; (iii) Tax liabilities of Seller relating to the Contemplated Transactions, or otherwise; and (iv) legal, investment banking and broker fees of Seller relating to the negotiation and completion of the Contemplated Transactions. Buyer shall not assume any other liabilities, other than those set forth herein and in Schedule 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

    The Seller represents and warrants to the Buyer, that:

    Section 3.1  Organization; Authority.  The Seller is a corporation validly existing and in good standing under the laws of the State of Colorado. The Seller has all necessary corporate power and authority, and possesses all Permits necessary to own or to lease, and to operate all its properties and to carry on its business as it is now being conducted. The Seller has all necessary corporate power and authority to sell, convey, transfer, assign and deliver the Transferred Assets to the Buyer as contemplated by this Agreement, and to execute, deliver and perform its obligations hereunder and under the other Transaction Documents to which it is a party.

    Section 3.2  Authorization of Transaction; Non-Contravention.  (a) The Seller has duly authorized and approved the Contemplated Transactions, and the Seller has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize and to approve the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is to be a party and the documents, agreements and certificates executed and delivered by it or to be executed and delivered by it in connection herewith and therewith. This Agreement is, and each other Transaction Document to which the Seller is to be a party, when executed and delivered by the Seller at the Closing will be duly executed and delivered by the Seller, and shall constitute a valid and legally binding obligation of the Seller, enforceable against the Seller, in accordance with its terms. All persons who have executed this Agreement on behalf of the Seller or who will execute on behalf of the Seller any other Transaction Document or other documents, agreements and certificates in connection herewith or therewith, have been duly authorized to do so by all necessary corporate action.

      (b) Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions on the terms and subject to the conditions hereof and thereof, will (i) conflict with or result in any violation of or constitute a breach of or give rise to a right of termination or cancellation of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the articles of incorporation or bylaws of the Seller or under any Assigned Contract; (ii) result in the creation of any Lien or other encumbrance upon any of the Transferred Assets; or (iii) violate any material Order against or binding upon, the Seller or any of the Transferred Assets.

    Section 3.3  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under applicable law, neither the execution, delivery or performance of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will require any filing with, notice to, or Permit, authorization, consent or approval of, any Governmental Entity.

    Section 3.4  Financial Statements; Other Financial Information; Accounts Receivable.  (a) Attached hereto as Schedule 3.4(a) are true and complete copies of the (i) annual financial statements of the Seller as of the end of the most recent fiscal year, and (ii) unaudited financial statements of the Seller for the interim period ended March 31, 2000. All such financial statements are complete and correct and present fairly and accurately the financial position of the Seller as of the respective dates thereof in conformity with United States generally accepted accounting principles applied on a consistent basis.

      (b) All accounts receivable of the Seller reflected in the financial statements have arisen from bona fide services provided in the ordinary course of business to third parties which are not Affiliates of the Seller or any of their officers, directors or employees. All accounts receivable are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof, subject to reserves taken consistent with past practices.

    Section 3.5  Transferred Assets.  (a) The Seller has good and marketable title to, or valid leasehold interests in, all of the Transferred Assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such Transferred Assets are free and clear of all Liens other than Permitted Liens and those Liens specifically noted on Schedule 3.5(a). All of the Transferred Assets are free and clear of any restrictions on, or conditions to, transfer and assignment. All of the Transferred Assets are in good repair and operating condition, and are sufficient for the conduct of the business of the Seller as presently conducted. Specifically, the Safari Solutions Product Line performs in all material respects all of the functions as previously disclosed to the Buyer in writing and presentations and as outlined in the relevant product manuals and presentations in accordance with their written specifications.

      (b) The Seller has complied in all material respects with the terms of all leases set forth in Schedule 2.2(i) under which the Seller is in occupancy, and all such leases are in full force and effect. The Seller enjoys peaceful and undisturbed possession under all such leases.

    Section 3.6  Safari Solutions Employees.  (a) The Seller has delivered to Buyer (i) a list of all employees, including without limitation, directors, executive officers and management employees, and consultants of the Safari Solutions Division as of the date hereof set forth in Schedule 3.6(a)(i) (the "Safari Solutions Employees"), and (ii) the aggregate salary, bonus and other cash compensation paid to each employee, including without limitation, each director, officer or management employee, and the rate of compensation paid to consultants as of the date hereof. Except as set forth in Schedule 3.6(a)(i), there exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the Seller and any current or former employee, officer or director of the Seller.

      (b) The Safari Solutions Employees are not subject to any collective bargaining agreement or other union agreement. No disputes or claims against the Seller have been asserted by or on behalf of any of these employees, including, but not limited to, claims of employment discrimination, violation of wage and labor laws, or claims relating to past unpaid compensation.

    Section 3.7  Compliance With Law; Permits.  The Seller is not in violation or default under any Requirement of Law of any Governmental Entity or any Order applicable to the Transferred Assets. The Seller has not received, and to the Seller's Knowledge, there does not exist, any notice of any action, suit, hearing, charge or investigation to the effect that the Transferred Assets are, were or may be in violation of any Requirement of Law or any Order. The Seller is duly licensed under all Requirements of Law and possesses all material licenses, clearances and Permits necessary or required in connection with the Transferred Assets.

    Section 3.8  Legal Proceedings.  There is no (a) action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Seller threatened against or directly or indirectly affecting the Transferred Assets at law or in equity, or before or by any Governmental Entity, or (b) arbitration proceeding relating to the Transferred Assets.

    Section 3.9  Intellectual Property.  (a) Schedule 3.9(a) sets forth a list of all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, registered copyrights and software products of the Seller, other than commercially available software subject to a shrink-wrap license. The Seller has disclosed to Buyer or its counsel correct and complete copies of all applications, filings, licenses, agreements and related correspondence and documents embodying the Intellectual Property of the Safari Solutions Product Line.

      (b) Except as set forth in Schedule 3.9(b): (i) the Seller owns or has the right to use all of the Intellectual Property of the Safari Solutions Product Line necessary for the Seller to conduct its business as presently conducted, including the right to sell and distribute the products of the Safari Solutions Division; (ii) no proceedings have been instituted, are pending or, to the best of the Seller's Knowledge, threatened, which challenge the Seller's rights in respect of the aforesaid or the validity thereof; (iii) none of the Intellectual Property of the Safari Solutions Product Line owned by the Seller is the subject of any Lien or other agreement granting rights therein to any third party; (iv) the Seller has not received notice of any charges of interference or infringement of any Intellectual Property owned by the Seller; (v) to the Seller's Knowledge, (A) no method or product owned by the Safari Solutions Division infringes upon or otherwise violates the Intellectual Property rights of others and the Seller has not received any claims of such infringements or violation, and (B) none of the patents held by the Seller are being infringed by others and none are subject to any outstanding order, decree, judgment, stipulation or charge; (vi) the employees and consultants who are engaged to develop Intellectual Property of the Safari Solutions Product Line are required to sign confidentiality and assignment of inventions agreements, in the form previously provided to Buyer; (vii) the Seller does not have Knowledge of any facts or claims which would cause any of the patents, trademarks, or copyrights held by the Seller to be invalid; and (viii) the Intellectual Property of the Safari Solutions Product Line was not developed under a grant from any Governmental Entity or private source. To the Knowledge of the Seller, the Intellectual Property Rights do not, and their use by Seller does not, infringe any valid patents, trademark, copyright or trade secret.

      (c) Specifically, except for the Safari OLAP product, which has embedded in it a product called DBProbe (which is duly licensed from its owner, Internetivity, Inc.), the Seller has one hundred percent interest and is the rightful owner of and to the source code and the Intellectual Property of the Safari Solutions Product Line.

    Section 3.10  Assigned Contracts and Commitments.  The Seller has delivered or made available to the Buyer true and complete copies of the Assigned Contracts all of which are listed on Schedule 2.2(b). Except as set forth on Schedule 3.10, to the Knowledge of the Seller, no default, alleged default or anticipatory breach exists on the part of the Seller under any Assigned Contract. There are no material agreements or arrangements, whether written or oral, of the parties relating to any Assigned Contract that have not been set forth on Schedule 3.10. To the Knowledge of the Seller, each such Assigned Contract is legal, valid, binding and enforceable against the parties thereto. The Seller is not a party to or bound by any agreement that would materially detract from or interfere with the present or with its currently intended use of the Safari Solutions Product Line. Nothing contained within the Assigned Contracts would preclude Buyer from charging the customers prevailing maintenance fees

    Section 3.11  Operations Since the Financial Statements.  Since the date of the most recent financial statements included in Schedule 3.4(a), there has not been, and there will not be as of the Closing Date:

      (a) Any change in the business, results of operations, assets, financial condition, or manner of conducting the business of the Seller which has or may be reasonably expected to have a Material Adverse Effect on such business, results of operations, assets, or financial condition;

      (b) Any damage, destruction, or loss (whether covered by insurance) which has, or may reasonably be expected to have, a Material Adverse Effect upon any material asset and/or the business operations of the Safari Solutions Division;

      (c) Except as set forth on Schedule 3.11(c), and except for pay increases made in the ordinary course of business or pay increases required by contract, any increase in the compensation payable or to become payable by the Seller to any of its officers, directors, employees, consultants, or agents;

      (d) Any employment, bonus, or deferred compensation agreement entered into between the Safari Solutions Division and any of its respective directors, officers, agents or other employee or consultants;

      (e) Any amendment or termination by the Seller of any material Contract, franchise, permit, license or other agreement that relates to the Safari Solutions Division, except in the ordinary course of business; or

      (f) The imposition of any Lien on the Transferred Assets, except in the ordinary course of business.

    Section 3.12  Customer Agreements.  The agreements listed on Schedule 3.12 hereto represents all of the obligations of the Seller to provide maintenance and support to the Seller's customers relating to the Safari Solutions Product Line under which the Seller is entitled to receive payments in excess of $5,000 per year, or is obligated to provide services having a value in excess of $5,000 per year.

    Section 3.13  Litigation.  (a) Except as set forth on Schedule 3.13, there is no claim, court recorded settlement, suit, action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against or affecting the Transferred Assets and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Seller that could reasonably be expected to have a Material Adverse Effect on the Transferred Assets or could affect the performance of the Seller's obligations under this Agreement.

      (b) The Safari Solutions Product Line, including without limitation all of the software products listed on Schedule 2.2(a), does not, and their use does not, infringe upon any patent, copyright, trademark or trade secret.

    Section 3.14  Finders or Brokers.  Except as set forth on Schedule 3.14, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements make by or on behalf of the Seller. Seller shall be solely responsible to pay any fees to parties listed on Schedule 3.14 or any third party related to this transaction retained by Seller.

    Section 3.15  Complete Disclosure.  This Agreement and the schedules hereto do not contain any untrue statement of a material fact by the Seller. None of the representations and warranties made by the Seller in this Agreement, or made in any certificate or other document furnished hereunder will contain any untrue statement of material fact, or omit to state a material fact necessary in order to make the statement contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

    Section 3.16  Compliance with Laws.  The Safari Solutions Division is in compliance in all material respects with all applicable statutes, laws, codes, ordinances, regulations, rules, material permits, judgments, decrees and orders of any Governmental Entity applicable to its assets, properties, business or operations. The Seller has in effect all material Permits necessary for it to own, lease or operate its properties and Transferred Assets and to carry on the Safari Solutions Division's business as now conducted (and the Seller has timely made appropriate filings for issuance or renewal thereof). Schedule 3.16 contains a list of all material Permits. No material default under any Permit has occurred.

    Section 3.17  Date/Time Compliance.  The Seller warrants that all products within the Safari Solutions Product Line are Date/Time Compliant.

    Section 3.18  Distributors.  Schedule 3.18 sets forth all material distribution agreements that relate to the Safari Solutions Product Line and the revenue associated with each such distribution agreement during the period of the most recent annual financial statements of the Seller.

    Section 3.19  Insurance.  The Seller maintains adequate insurance with qualified insurance carriers with respect to liability and property loss or damage as it relates to Transferred Assets. Copies of all such policies have been provided to the Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Seller, that:

    Section 4.1  Organization; Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all necessary corporate power and authority, and possesses all Permits necessary to own or to lease, and to operate all of its assets and properties and the Transferred Assets, and to carry on its business as it is now being conducted and as proposed to be conducted and that no approvals or consent of any Persons is necessary in connection with the Contemplated Transactions. The Buyer has all necessary power and authority to purchase and accept the Transferred Assets (including the Assigned Contracts), as contemplated by this Agreement, and to execute, deliver and perform its obligations hereunder and under the other Transaction Documents to which it is a party.

    Section 4.2  Authorization of Transaction; Non-Contravention.  (a) The Buyer has duly authorized and approved the Contemplated Transactions, and the Buyer has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize and to approve the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is to be a party and the documents, agreements and certificates executed and delivered by it or to be executed and delivered by it in connection herewith and therewith. This Agreement is, and each other Transaction Document to which the Buyer is to be a party, when executed and delivered by the Buyer at the Closing will be duly executed and delivered by the Buyer, and shall constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms. All persons who have executed this Agreement on behalf of the Buyer or who will execute on behalf of the Buyer any other Transaction Document or other documents, agreements and certificates in connection herewith or therewith, have been duly authorized to do so by all necessary corporate action.

      (b)  Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions on the terms and subject to the conditions hereof and thereof, will (i) conflict with or result in any violation of or constitute a breach of or give rise to a right of termination or cancellation of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the articles of incorporation or bylaws of the Buyer or any contract to which the Buyer is a party; or (ii) violate any Order against or binding upon, the Buyer or any of its assets.

    Section 4.3  Consents and Approvals.  No approval, consent, waiver or authorization to any Governmental Entity or other Person is required (a) for or in connection with the valid execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Buyer of the Contemplated Transactions, including without limitation, the assignment of all Assigned Contracts to the Buyer, (b) for or in connection with the sale, transfer, assignment, conveyance, or delivery of the Transferred Assets to the Buyer, or (c) as a condition to the legality, validity or enforceability as against the Buyer of this Agreement or the other Transaction Documents to which it is a party.

    Section 4.4  Legal Proceedings.  There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Buyer threatened against or directly affecting it, which either individually or in the aggregate, is likely to have a Material Adverse Effect on (a) the Buyer's ability to use or operate any of the Transferred Assets in a manner consistent with the Seller's operations, (b) the Buyer's use of any of the Transferred Assets for the purposes which they have been used by the Seller, or (c) the Buyer's ability to consummate the Contemplated Transactions. The Buyer is not in default with respect to any Order known to or served upon the Buyer.

    Section 4.5  Finders or Brokers.  The Buyer has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Contemplated Transactions who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the Contemplated Transactions.

    Section 4.6  Financial Statements.  Attached hereto as Schedule 4.6 are true and complete copies of the (a) audited annual financial statements of the Buyer as of the end of the most recent fiscal year, and the (b) unaudited financial statements of the Buyer for the interim period ended March 31, 2000. All such financial statements are complete and correct and present fairly and accurately the financial position of the Buyer as of the respective dates thereof in conformity with United States generally accepted accounting principles applied on a consistent basis.

    Section 4.7  Compliance with Law; Permits.  The Buyer is not in violation or default under any Requirement of Law of any Governmental Entity or any Order applicable to the Buyer's business. The Buyer has not received, and to the Buyer's Knowledge, there does not exist, any notice of any action, suit, hearing, charge or investigation to the effect that the Buyer's business was or may be in violation of any Requirement of Law or any Order. The Buyer is duly licensed under all Requirements of Law and possesses all material licenses, clearances and Permits necessary or required in connection with the conduct of its business.

    Section 4.8  Operations Since the Financial Statements.  Since the date of the most recent audited financial statements of Buyer included in Schedule 4.6, there has not been any material change in the business, results of operations, assets or financial condition of the Buyer which has or may be reasonably expected to have a Material Adverse Effect on such business, results of operations, assets, or financial condition.

    Section 4.9  Compliance with Laws.  The Buyer is in compliance in all material respects with all applicable statutes, laws, codes, ordinances, regulations, rules, material permits, judgments, decrees and orders of any Governmental Entity applicable to its assets, properties, business or operations.

    Section 4.10  Complete Disclosure.  This Agreement and the schedules hereto do not contain any untrue statement of a material fact by the Buyer. None of the representations and warranties made by the Buyer in this Agreement, or made in any certificate or other document furnished hereunder will contain any untrue statement of material fact, or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE V
COVENANTS PENDING THE CLOSING

    The Seller and the Buyer hereby covenant and agree that after the date hereof until the Closing and except as otherwise agreed to in writing by the other party:

    Section 5.1  Approvals; Consents.  The Seller and Buyer shall use commercially reasonable efforts to obtain or cause to be obtained all material consents, approvals, authorizations and waivers required by any applicable Requirement of Law or by any Assigned Contracts, to be obtained by the Seller or Buyer in connection with the consummation of the sale and transfer by the Seller of the Transferred Assets and the other Contemplated Transactions.

    Section 5.2  Access to Premises and Information.  From the date hereof to the Closing Date, each party shall give to, or cause to be made available for, the other and its other representatives access and the right, upon reasonable notice and in such a manner that does not disrupt disclosing party's business, to inspect during normal business hours all the documents, contracts, employees, books and records of the disclosing party and shall permit them to consult with the employees, officers, accountants and agents of the disclosing party for the purpose of making such investigation, provided, that the parties shall maintain the confidentiality of any disclosed information to the extent set forth in the Confidentiality Agreement, as amended, between the Buyer and the Seller dated January 31, 2000.

ARTICLE VI
CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

    The obligations of the Buyer to purchase the Transferred Assets are subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Buyer in its sole discretion):

    Section 6.1  Representations and Warranties.  All of the representations and warranties of the Seller contained in this Agreement, or in any certificate or document delivered to the Seller in connection herewith, shall be true and correct in all material respects at the Closing Date.

    Section 6.2  Compliance with this Agreement.  The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Seller at or before the Closing Date.

    Section 6.3  Closing Documents.  The Seller shall have delivered to the Buyer a certificate executed on its behalf by an authorized officer, dated the Closing Date, representing and certifying, that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled at or prior to the Closing Date. The Seller shall have furnished the Buyer with such documents, certified resolutions, instruments, good standing certificates or incumbency certificates as the Buyer reasonably may have requested in respect of the Contemplated Transactions.

    Section 6.4  Other Transaction Documents.  The Seller shall have duly executed and delivered to the Buyer (a) the instruments of conveyance and transfer and the other documents specified in Section 8.1(b)(iii), and (b) the other Transaction Documents to which it is a party, each substantially in the forms attached as exhibits hereto.

ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

    The obligations of the Seller under this Agreement are subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions precedent (any of which may be waived, in whole or in part, by the Seller in its sole discretion):

    Section 7.1  Representations and Warranties.  All of the representations and warranties of the Buyer contained in this Agreement, or in any certificate or document delivered to the Seller in connection herewith, shall be true and correct in all material respects at the Closing Date.

    Section 7.2  Compliance with this Agreement; Payments.  The Buyer shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Buyer at or before the Closing Date. The Buyer shall have paid or caused to be paid to the Seller the portion of Purchase Price payable at Closing pursuant to, and in accordance with, Section 2.1.

    Section 7.3  Closing Documents.  The Buyer shall have delivered to the Seller a certificate executed on its behalf by an authorized officer, dated the Closing Date, representing and certifying, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled at or prior to the Closing Date. The Buyer shall have furnished the Seller with such documents, certified resolutions, good standing certificates or incumbency certificates as the Seller reasonably may have requested in respect of the Contemplated Transactions.

    Section 7.4  Other Transaction Documents.  The Buyer shall have duly executed and delivered to the Seller the (a) the instruments of assumption and acceptance and the other documents specified in Section 8.1(b)(iv), and (b) the other Transaction Documents to which it is a party, each substantially in the forms attached as exhibits hereto.

ARTICLE VIII
CLOSING

    Section 8.1  The Closing.  (a) Subject to the terms and conditions set forth herein, the closing (the "Closing") of all Contemplated Transactions will occur on June 30, 2000 (the "Closing Date"). The transactions at Closing, when effective, will be deemed to be effective as of the opening of the business on the day of Closing, except as otherwise specifically provided at the time of Closing. All actions to be taken at Closing will be considered to be taken simultaneously and no documents will be considered to be delivered until all documents to be delivered at the Closing have been executed and delivered.

      (b)  The following actions will occur at the Closing:

        (i)  An officer of each party will execute a certificate, in substantially the form attached hereto as Exhibit F, stating that all representations and warranties made by such party in this Agreement continue to be true and complete as of the Closing Date and that all conditions precedent to Closing have been satisfied.

        (ii)  The Seller will deliver to Buyer an opinion of counsel to the Seller in form and substance reasonably satisfactory to Buyer.

        (iii)  The Seller shall execute and deliver to the Buyer the Bill of Sale, the Contract Assignment, the Copyright Assignment, and the Trademark Assignment, and execute and deliver to the Buyer such other bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of transfer and assignment, all dated as of the Closing Date, and in a form reasonably satisfactory to the Buyer as shall be necessary and effective to transfer and assign to, and further vest in, the Buyer, all of the Transferred Assets.

        (iv)  The Buyer shall execute and deliver the Assumption Agreement and shall accept each of the Bill of Sale, the Contract Assignment, the Copyright Assignment, and the Trademark Assignment.

        (v)  The Buyer shall deliver to the Seller the portion of the Purchase Price to be delivered at Closing.

        (vi)  The Seller shall, in cooperation with the Buyer, take all steps reasonably necessary to put the Buyer in actual possession and operating control of the Transferred Assets.

        (vii)  The parties shall also execute, deliver to the other party (A) the other Transaction Documents to which they are respectively a party, (B) such other certified charters, incumbency certificates, good standing certificates and other instruments reasonably requested by the other party in advance of the Closing, and (C) all other documents necessary to effectuate the transactions contemplated by, and the terms of, this Agreement.

    Section 8.2  Further Assurances.  From time to time, pursuant to the request of a party delivered to the other party after the Closing Date, such party shall execute, deliver and acknowledge such other instruments and documents of conveyance and transfer or assumption and shall take such other actions and shall execute and deliver such other documents, certifications and further assurances as the other party reasonably may request in order to vest and confirm more effectively in the Buyer title to or to put the Buyer more fully in legal possession of, or to enable the Buyer to use, any of the Transferred Assets, or to enable the Buyer to complete, perform or discharge any of the Assumed Liabilities or otherwise enable the parties to carry out the purposes and intent of this Agreement.

ARTICLE IX
ADDITIONAL COVENANTS OF THE PARTIES

    Section 9.1  Employment Matters; Transition.  (a) The Seller agrees to cooperate with the Buyer in assisting the Buyer to extend offers of employment from the Buyer to the Safari Solutions Employees. The parties will handle the employee transition as follows: prior to the Closing, the Seller will use commercially reasonable efforts to keep available to the Buyer the services of the Safari Solutions Employees. Prior to the Closing, the Seller will also use commercially reasonable efforts to preserve for the benefit of the Buyer the relations between the Seller and its customers, suppliers and other Persons having business relations with the Seller with respect to the Safari Solutions Division.

      (b)  After the Closing Date, the Buyer shall be free to contact and recruit the Safari Solutions Employees. The Seller shall not interfere with the Buyer's negotiations and shall assist the Buyer in transferring the employment of such persons to the Buyer. The Buyer shall be responsible for all payments, both current and accrued to the Safari Solutions Employees, including but not limited to, salaries, bonuses, commissions, expense reimbursements and accounts, fringe benefits and any other similar obligations through the Closing Date. The Buyer shall have no responsibility to provide any severance payments or compensation to the Safari Solutions Employees who do become employed with the Buyer, and the Buyer shall indemnify and hold harmless Seller from claims made by the Safari Solutions Employees or any Governmental Entity in respect of severance or other compensation for such Safari Solutions Employees.

    Section 9.2  Non-Compete.  (a) For a period of five years, after the date of execution of this Agreement, Condor and its subsidiaries (including the Seller) shall not, directly or indirectly, engage in a business or enterprise in the development or marketing of any Competing Computer Software (except for sales of "off-the-shelf" software bundled with other products or services sold by Condor and/or its subsidiaries incidental to such sales or services), and during such period shall not solicit or attempt to solicit sales or licenses of any Competing Computer Software, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise between Buyer and its customers, suppliers, agents, consultants, officers or employees. This paragraph shall be enforceable on a worldwide basis.

      (b)  The provisions of this section shall prevent the Seller from investing its assets in securities of any corporation engaged in business of the type described in Section 9.2(a) above, provided that the Seller shall not be prevented from owning up to two percent (2%) of the total shares of all classes of stock outstanding of any corporation.

      (c)  The undertaking of this non-competition covenant is an integral part of this transaction and the consideration paid by Buyer pursuant to this Agreement shall be consideration not only for the asset purchase, but also for the undertaking of this non-competition covenant. If this covenant is unenforceable in any one jurisdiction, it shall not render the covenant unenforceable in other jurisdictions. If this covenant is deemed too broad in any jurisdiction, the covenant shall be altered to meet the requirements of that jurisdiction, for purposes of enforcement.

ARTICLE X
INDEMNIFICATION

    Section 10.1  Indemnification by the Seller.  Subject to Section 10.5 below, the Seller shall be liable for, shall indemnify Buyer, its officers, directors, affiliates and employees for, shall hold harmless, protect and defend Buyer, its officers, directors, affiliates or employees from and against, and shall reimburse Buyer, its officers, directors, affiliates and employees for, any and all Buyer's Damages.

    Section 10.2  Indemnification by Buyer.  Subject to Section 10.5 below, the Buyer shall be liable for, shall indemnify the Seller its officers, directors, affiliates and employees for, shall hold harmless, protect and defend the Seller and the Seller and its officers, directors, Affiliates and employees, from and against, and shall reimburse the Seller, its officers, directors, affiliates and employees for, any and all Seller's Damages.

    Section 10.3  Matters Involving Third Parties, Etc.  (a) If any legal proceeding shall be instituted, or any claim or demand made, against an indemnified party or a party which proposes to assert that the provisions of this Article X apply (the "Indemnified Party") such Indemnified Party shall give prompt written notice of the claim to the party obliged or alleged to be so obliged so to indemnify such Indemnified Party (the "Indemnitor"). The omission so to notify such Indemnitor, however, shall not relieve such Indemnitor from any duty to indemnify which otherwise might exist with regard to such claim unless (and only to the extent that) the omission to notify materially prejudices the ability of the Indemnitor to assume the defense of such claim. After any Indemnitor has received notice from an Indemnified Party that a claim has been asserted against such Indemnified Party, the Indemnitor shall within 30 days pay to the Indemnified Party the amount of such Damages in accordance with and subject to the provisions of this Section; provided, however, that no such payment shall be due during any period in which the Indemnitor is contesting in good faith either its obligation to make such indemnification or the amount of Damages payable, or both. After any Indemnitor has received notice from an Indemnified Party that a claim has been asserted against it by a third party, the Indemnitor shall have the right, upon giving written notice to the Indemnified Party, to participate in the defense of such claim and to elect to assume the defense against the claim, at its own expense, through the Indemnified Party's attorney or an attorney selected by the Indemnitor and approved by the Indemnified Party, which approval shall not be unreasonably withheld. If the Indemnitor fails to give prompt notice of such election, then the Indemnitor shall be deemed to have elected not to assume the defense of such claim and the Indemnified Party may defend against the claim with its own attorney.

      (b)  If the Indemnitor so elects to participate in the defense of such claim or to assume the defense against a claim, then the Indemnified Party will cooperate and make available to the Indemnitor (and its representatives) all employees, information, books and records in its possession or under its control which are reasonably necessary or useful in connection with such defense; and if the Indemnitor shall have elected to assume the defense of a claim, then the Indemnitor shall have the right to compromise and settle in good faith any such claim provided such release or settlement contains an unconditional release of the Indemnified Party. If such conditions are not satisfied and such unconditional release not obtained, then the Indemnitor will not compromise or settle such action, suit, proceeding, or claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitor is conducting the defense of a claim, the Indemnified Party may retain separate co-counsel at its cost and expense and participate in such defense.

      (c)  If the Indemnitor does not elect to assume or is deemed to have elected not to assume the defense of a claim then: (i) the Indemnified Party shall have the right to conduct such defense; (ii) the Indemnified Party shall have the right to compromise and to settle, in good faith, the claim without the prior consent of the Indemnitor; (iii) the Indemnitor will periodically reimburse the Indemnified Party for costs (including reasonable legal fees); and (iv) if it is ultimately determined that the claim of loss which shall form the basis of such judgment or settlement is one that is validly an obligation of the Indemnitor that elected not to assume the defense, then such Indemnitor shall be bound by any ultimate judgment or settlement as to the existence and the amount of the claim and the amount of said judgment or settlement (including the costs and expenses of defending such claims) shall be conclusively deemed for all purposes of this Agreement to be a liability on account of which the Indemnified Party is entitled to be indemnified hereunder, subject to any limits on the right to be so indemnified hereunder. Upon the determination of liability under and subject to Section 10.1 or 10.2 hereof, the appropriate party shall within thirty (30) days of such determination, pay the amount of such claim.

    Section 10.4  Credits Against Future Payment.  If Buyer is determined to be entitled to indemnification by the Seller under the terms of this Agreement, then Buyer shall first (a) credit such amount for which it is entitled to indemnification against future payment which it may be required to make to the Seller hereunder, and (b) upon the exhaustion of all future payments which Buyer may be required to make to Seller hereunder, demand indemnification in the form of cash from Seller.

    Section 10.5  Limitations and Conditions on Indemnification.  Except as otherwise specifically provided in this Agreement:

      (a)  The Buyer and the other Persons indemnified pursuant to Section 10.1 shall not assert any claim for indemnification hereunder against the Seller until such time as, and solely to the extent that, the aggregate of all claims which the Buyer may have against the Seller exceeds fifty thousand dollars ($50,000). Except for claims for payment of Purchase Price, for which there shall be no minimum claim, the Seller and the other Persons indemnified pursuant to Section 10.2 shall not assert any claim for indemnification hereunder against the Buyer until such time as, and solely to the extent that, the aggregate of all claims which the Seller may have against the Buyer exceeds fifty thousand dollars ($50,000).

      (b)  Notwithstanding any other term of this Agreement, the Seller shall not be liable under this Article X for any amounts after such time as the total amounts received by Buyer under this Article X exceed, in the aggregate, one-half (1/2) of the total Purchase Price actually received (or due to be received) by Seller in connection with this Agreement.

      (c)  Except as specifically set forth in this Agreement, no party shall be entitled to indemnification for claims or conditions which have been waived, or deemed to be waived, by such party.

      (d)  Notwithstanding any provision herein to the contrary, no Indemnified Party shall be entitled to make any claim for indemnification hereunder after the appropriate Expiration Date, provided, however, that if prior to the close of business on the Expiration Date an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnification hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof; provided, however, that any claim for damages in connection with Taxes shall not expire until the expiration of all applicable statutes of limitations and any claim for damages involving fraud shall never expire.

      (e)  Upon making a claim for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnified claim.

ARTICLE XI
NON-DISCLOSURE

    Section 11.1  Non-Disclosure of Agreement.  Except by mutual agreement, no party shall disclose any of the terms and conditions of this Agreement except as may be necessary to enforce its terms, or as ordered by a court of competent jurisdiction.

    Section 11.2  Confidentiality.  Each of the Seller and the Buyer acknowledge that any information that it has learned about the other during the course of this transaction is confidential and may contain valuable proprietary trade secrets and, accordingly its use and disclosure, must be strictly controlled. All parties, their officers, directors, and other representatives will hold any information in strict confidence and will not use, disclose, or proliferate any information derived about the other during the course of this transaction prior to the Closing Date. After the Closing Date, the Seller shall not disclose any information learned about the Buyer without the written approval of the Buyer.

ARTICLE XII
MISCELLANEOUS PROVISIONS

    Section 12.1  Costs and Expenses.  Except as otherwise provided herein, each party shall pay its own expenses in connection with the preparation and performance of the terms of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

    Section 12.2  Survival of Representations and Warranties.  The representations and warranties contained herein or in any certificate, statement, document or instrument furnished hereunder or under the other Transaction Documents shall survive the Closing for a period of one (1) year following the Closing Date, after which all liability with respect to such representations and warranties shall terminate, except as to any alleged inaccuracy or breach thereof of which any party prior to the expiration of such period, shall have advised the other party in writing, specifying in reasonable detail the representation or warranty that is alleged to be inaccurate or breached. The covenants of the Buyer and the Seller shall continue in full force and effect in accordance with their respective terms.

    Section 12.3  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

    Section 12.4  Notices.  All notices, requests, demands or other communications hereunder shall be in writing, hand delivered or mailed by certified mail, return receipt required, or by overnight courier, receipt signature required or by facsimile transmission with verification of transmission received by the sender, to each party at the address that follows, or at such other place as either party may, by written notice to the other parties hereto, direct:

        If to Buyer:

        Allen Systems Group, Inc.
        1333 Third Avenue South
        Naples, Florida 34102
        United States
        Attention: Kristine K. Rieger, Esq., General Counsel
        Telecopy No. (941) 263-7443

        With a copy to:

        Allen Systems Group, Inc.
        1333 Third Avenue South
        Naples, Florida 34102
        United States
        Attention: Arthur L. Allen, President and CEO
        Telecopy No. (941) 263-0043

        If to Seller:

        Condor Technology Solutions, Inc.
        Annapolis Office Plaza
        170 Jennifer Road, Suite 325
        Annapolis, Maryland 21401
        Attn: General Counsel
        Telecopy No: 410-266-8400

    Any such notice, when sent in accordance with the provisions hereof, shall be deemed to have been given and received (a) on the day personally delivered or faxed, (b) on the second day after the day overnight delivered, or (c) on the fifth day following the date mailed.

    Section 12.5  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

    Section 12.6  Dispute Resolution.  If a dispute arises our of or relates to this Agreement or the breach hereof, and if the dispute cannot be settled through negotiation, the parties agree first to attempt, in good faith, to settle the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules before resorting to litigation or some other dispute resolution procedure. In the event of unsuccessful mediation, all disputes shall be resolved in a court of competent jurisdiction.

    Section 12.7  No Third Party Beneficiary.  This Agreement is entered into solely for the benefit of the parties hereto, and in the case of Article X hereof, the other Indemnified Parties and the provisions of this Agreement shall be for the sole and exclusive benefit of such parties and their respective successors and permitted assigns. No Person not a party hereto or their successors and permitted assigns (including employees or creditors of the Seller) shall be entitled to enforce any provisions hereof or exercise any right hereunder, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

    Section 12.8  Sales and Transfer Taxes.  Each party shall be solely responsible to pay their own Taxes arising as a result of the transactions contemplated by this Agreement.

    Section 12.9  Waiver.  Neither the waiver by either of the parties hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder. No waiver shall be binding unless executed by the party making the waiver.

    Section 12.10  Assignment; Amendment.  Neither the Buyer nor the Seller shall assign any of their rights or obligations under this Agreement whether by written agreement or by operation of law (including by merger or sale of all or substantially all assets), without the prior written consent of the other, which shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No provision of this Agreement may be amended, modified, discharged or terminated except by written agreement duly executed by each of the parties.

    Section 12.11  Entire Agreement.  This Agreement and the Transaction Documents embody and constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and cancel any prior and contemporaneous oral or written agreement, letter of intent, proposal executed or delivered by or on behalf of any of the parties or understanding related to the subject matter hereof.

    Section 12.12  Counterparts.  This Agreement may be executed in one or more counterparts (including telecopy facsimile), and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall constitute one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

    Section 12.13  Independent Contractor; Reliance on Counsel.  Each party hereto is an independent contractor, and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be in any way construed to constitute either party as the agent, employee, or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical, or other advisors. No party has relied upon any oral representation of any other party in entering into this Agreement. All discussions, estimates, pro forma financial statements or projections developed by a party during the course of negotiating the terms and conditions of this Agreement or the other Transaction Documents are by way of illustration only, are not binding or enforceable against the other party in law or equity and do not form the basis of any liability or a representation or warranty.

    Section 12.14  Successor Liability.  This entire Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors and assigns.

    Section 12.15  Costs.  If any legal action or other proceeding is brought or any dispute arising regarding the enforcement or interpretation of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable costs and expenses, including attorney's fees, incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

    Section 12.16  Cooperation of Parties.  Each party shall give its full cooperation to the other in achieving and fulfilling the terms of this Agreement and to that end each party shall give all consents and information and execute all such documents as may reasonably be required to so fulfill and achieve these purposes, including such as may be required by governmental laws or regulations.

    Section 12.17  Specific Performance.  Each of the parties hereto acknowledges that the rights, benefits and obligations of such party pursuant to this Agreement are unique and that no adequate remedy exists at law if any such party shall fail to perform any of its obligations hereunder, and each party therefore confirms and agrees that each such party's right to specific performance is essential to protect the interests of each party hereto. Accordingly, each party hereby agrees that each party shall, in addition to any other remedies which the parties may have hereunder or at law or in equity or otherwise, have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by each other party hereto. Notwithstanding any breach or default by any of the parties of any of their representations, warranties, covenants or agreements under this Agreement, if the transactions contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it may have to rescind this Agreement or the transactions contemplated hereby; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under applicable law.

    Section 12.18  Effect of Closing.  All representations, warranties, covenants and agreements of the parties contained in this Agreement, or any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

    IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto on the day and year first above written.

INTERACTIVE SOFTWARE SYSTEMS, INC.
	By:	/s/ KENNARD F. HILL Name: Kennard F. Hill Title: CEO and President
Witness:
/s/ JOHN F. MCCABE

ALLEN SYSTEMS GROUP, INC.
	By:	/s/ ARTHUR ALLEN Arthur Allen President and Chief Executive Officer
Witness:

    The undersigned executes this Agreement solely for the purposes of consenting to the provisions of Section 9.2 hereto:

CONDOR TECHNOLOGY SOLUTIONS, INC.
By:	/s/ KENNARD F. HILL Name: Kennard F. Hill Title: CEO and President

SCHEDULE 2.1
PRICING SCHEDULE

    1.  Purchase Price.  The Transferred Assets shall be sold, assigned, granted, transferred, conveyed and delivered by the Seller and shall be purchased, acquired and accepted by the Buyer in consideration for an aggregate purchase price (the "Purchase Price") equal to the sum of the Initial Purchase Price and the Contingent Purchase Price, as described below. The Purchase Price shall be paid by the Buyer to the Seller as follows:

    2.  Payment Terms:

      (a)  Initial Purchase Price.  On the Closing Date, by wire transfer of same-day funds in accordance with wire transfer instructions set forth on Schedule A attached hereto, Buyer shall pay to the Seller the sum of four million two hundred fifty thousand dollars ($4,250,000).

      (b)  Contingent Purchase Price.  Following the Closing, the Buyer shall be obligated to make the following payments to the Seller, which collectively shall be referred to as the "Contingent Purchase Price":

        (i)  Within forty-five (45) days after the end of each calendar quarter after the Closing Date, the Buyer shall pay to the Seller an amount equal to thirty percent (30%) of all collected Gross Revenues, against which the Buyer shall take a credit equal to twenty five percent (25%) of all collected Gross Revenues. As a result of such credit, the Buyer shall only make payment to Seller of an amount equal to five percent (5%) of all collected Gross Revenues. The Buyer shall continue making the payments and taking the credits under this paragraph 2(b)(i) until such credits total in the aggregate the Deferred Maintenance Revenue.

        (ii)  Upon the completion of the payments and credits set forth in paragraph 2(b)(i) above, within forty-five (45) days after the end of each calendar quarter thereafter, the Buyer shall pay to the Seller an amount equal to Fifteen Percent (15%) of all collected Gross Revenues. The payments made to the Seller under this paragraph 2(b)(ii) shall continue until the payments made under paragraphs 2(b)(i) and 2(b)(ii) (to the extent actually paid to Seller and not credited to Buyer) total in the aggregate seven million six hundred sixty eight thousand seven hundred fifty three dollars ($7,668,753) (the "Cap"), provided that if Deferred Maintenance Revenue exceeds $2,581,247, the Cap shall be reduced by such excess, and if Deferred Maintenance Revenue is less than $2,581,247, the Cap shall be increased by such shortfall.

    The Contingent Purchase Price will be calculated as earned on an accrual basis pursuant to customer contracts, but will be paid on a cash basis when the Buyer, its Affiliates and/or agents actually receives payment regardless of the time period payment is made. The Contingent Purchase Price will be made based on the Buyer's internal financial statements, which shall be provided to the Seller on a quarterly basis along with, upon written request from the Seller, a copy of any contracts and invoices related to such Contingent Purchase Price.

    The Buyer shall continue the Safari Solutions Product Line until such time as no further Contingent Purchase Price payments are owing to the Seller under this Schedule 2.1, and during such period the Buyer shall maintain sufficient facilities, resources and personnel to properly and adequately sell and market the Safari Solutions Product Line.

    3.  Definitions.  For the purposes of this Schedule 2.1, the following terms shall be defined as follows:

      (a)  Deferred Maintenance Revenue shall mean the dollar amount of the liability for "Deferred Maintenance Revenue" shown on the Seller's balance sheet as of June 30, 2000.

      (b)  Gross Revenues shall mean the gross revenues of the Buyer related to the Transferred Assets purchased under this Agreement, including for all maintenance, sales, license fees and upgrade amounts (or similar items, but not including fees for professional services rendered by the Buyer after the Closing Date).

    Except as specifically set forth herein, all terms shall have the meanings ascribed to them under generally accepted accounting principles of the United States.

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ASSET PURCHASE AGREEMENT
RECITALS:
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION
ARTICLE II TERMS OF THE TRANSACTION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE V COVENANTS PENDING THE CLOSING
ARTICLE VI CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS
ARTICLE VII CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS
ARTICLE VIII CLOSING
ARTICLE IX ADDITIONAL COVENANTS OF THE PARTIES
ARTICLE X INDEMNIFICATION
ARTICLE XI NON-DISCLOSURE
ARTICLE XII MISCELLANEOUS PROVISIONS
SCHEDULE 2.1 PRICING SCHEDULE